Quest Resource Corporation Update of
                    Operations and First Quarter Results for
                                Fiscal Year 2005


OKLAHOMA CITY, Oklahoma; June 10, 2005 - Quest Resource Corporation (OTC:QRCP) has filed its first quarter report on Form 10-Q containing financial and operating results for the quarter ending March 31, 2005.

Operational Update

As of May 20, 2005, the Company finished the pipeline construction phase of its major development project that was started in 2004. This major project involved the construction of approximately 124 miles of primary pipeline and 56 miles of secondary pipeline. This development project also resulted in a total of 151 wells being placed in service during the first quarter of 2005. Since March 31, 2005, an additional 50 wells have been placed in service. As of June 09, 2005, approximately 13 wells were not as yet completed. Management expects to complete these wells in the next 30 days.

Also, during the first quarter of 2005 the Company drilled 25 new wells and launched its re-completion project involving approximately 300 existing gas wells. The average gross daily gas production for the three months ended December 31, 2004 was 32,305 mcf and the average gross daily gas production for the first quarter of 2005 was approximately 34,000 mcf. Quest has a significant number of new gas wells and re-completed wells that are still dewatering and have not as yet reached full production levels. Therefore, the Company anticipates continued increases in gas production while this dewatering phase continues and from the startup of the remaining newly completed wells.

Review of First Quarter 2005 Financial Results

Selected financial data is provided below in a comparative format for the three months ended March 31, 2005 and March 31, 2004.

                           QUEST RESOURCE CORPORATION
                       SELECT FINANCIAL AND OPERATING DATA
                 For Three Months Ended March 31, 2005 and 2004
                 (Dollars in thousands, except per share data)

                                                    March 31
                                            --------------------------
                                               2005          2004
                                               ----          ----
                                            (unaudited)    (unaudited)
Total Revenue                              $ 12,051,000   $ 11,548,000
Net Loss                                   $(1,098,000)   $(5,646,000)
Net Loss Per Share                         $      (.08)   $      (.40)
Operating Income                           $  3,647,000   $  3,647,000
Operating Income Per Share                 $        .26   $        .26
EBITDA <F1>                                $  7,001,000   $  6,924,000
EBITDA Per Share <F1>                      $        .49   $        .49
Weighted Average Shares Outstanding          14,249,694     14,021,306

     <F1>  EBITDA,   which  is  Earnings  before  interest,   income  taxes  and
depreciation, depletion and amortization expense, is presented because it is used by us for, among other things, determining compliance with certain bank covenants, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.



                     Reconciliation of Net Income to EBITDA
               For the Three Months Ended March 31, 2005 and 2004
                                 (in thousands)

                                                  March 31,
                                         ----------------------------
                                             2005          2004
                                             ----          ----
                                          (unaudited)    (unaudited)
Net Income Loss                         $  1,098,000)  $ (5,646,000)
Interest Expense, Net                   $   5,189,000  $   3,380,000
Income Tax Expense                      $           -  $           -
Depreciation, Depletion &               $   3,354,000  $   3,277,000
   Amortization Expense
Change in Derivative Fair Value         $   (444,000)  $   5,913,000
EBITDA                                  $   7,001,000  $   6,924,000

Comments on Financial Results

The Company had a 4% increase in revenues for the three months ended March 31, 2005 with revenues of $12.1 as compared to revenues of $11.5 million for the three months ended March 31, 2004. General and Administrative expenses were less for the three months ended March 31, 2005 at $971,000 as compared to $983,000 for the three months ended March 31, 2004. The Company is committed to increasing daily gas production and continuing its endeavor to maintain costs at a reasonable level.


Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of southeastern Kansas and northeastern Oklahoma that is served by its 1,000 mile gas pipeline network. For more information visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, the effects of Quest's hedging program, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.